Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2012 Results

Bolstered cash and liquidity position to $1.4 billion as of Dec. 31, 2012

Western Bituminous Region delivered record operating performance last year

Expects metallurgical sales volume growth in 2013 versus 2012

Earnings Highlights

	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/12	12/31/11	12/31/12	12/31/11

Revenues	$968.2	$1,228.8	$4,159.0	$4,285.9
Income (Loss) from Operations	(282.6)	139.7	(681.6)	413.6
Net Income (Loss) (1)	(295.4)	70.9	(684.0)	141.7
Diluted EPS (LPS)	(1.39)	0.33	(3.24)	0.74
Adjusted Net Income (Loss) (1), (2)	(88.7)	61.5	(76.7)	205.2
Adjusted Diluted EPS (LPS) (2)	(0.42)	0.29	(0.36)	1.07
Adjusted EBITDA (2)	$71.2	$270.4	$688.5	$921.1

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures” in the release.

ST. LOUIS (Feb. 5, 2013) — Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $295 million, or $1.39 per diluted share, for the fourth quarter of 2012.  Excluding acquired sales contract amortization, goodwill and intangible asset impairment charges, other non-operating expenses and the related tax impacts of these items, Arch’s fourth quarter 2012 adjusted net loss was $89 million, or $0.42 per diluted share.  In the fourth quarter of 2011, Arch reported adjusted net income of $62 million, or $0.29 per diluted share.

Revenues totaled $968 million and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) was $71 million for the three months ended Dec. 31, 2012.  Excluding a one-time $58 million charge related to a customer contract obligation, fourth quarter 2012 adjusted EBITDA would have been $130 million.

“Arch continued to successfully execute its operational strategy and made progress on a number of fronts in the fourth quarter while weathering challenging coal market conditions,” said John W. Eaves, Arch’s president and chief executive officer.  “Our Western Bituminous Region delivered a record cash margin performance, and our other regions generated positive cash flow even while running at significantly reduced volume levels.  In addition, we shipped 3 million tons overseas in the fourth quarter, capping a record year for company exports.”

Annual Highlights

For full year 2012, Arch reported an adjusted net loss of $77 million, or $0.36 per share.  Revenues totaled $4.2 billion on coal sales of 141 million tons in 2012 compared with $4.3 billion in revenues on coal sales of 155 million tons in the prior year.  Adjusted EBITDA was $688 million in 2012 versus $921 million in 2011.

“Arch achieved several notable milestones while managing through a tough 2012,” said Eaves. “First, we delivered another strong performance in our core values of employee safety and environmental stewardship.  Second, the company’s exports rose to a record 13.6 million tons in 2012, demonstrating its growing presence in the seaborne coal trade.  Third, we further improved our operational efficiency through the consolidation of operations, strong cost control at active operations and significant reductions in capital spending.  Lastly, we further bolstered our liquidity to $1.4 billion, positioning Arch to weather near-term market headwinds and emerge from this cycle as an even stronger producer.”

“Looking ahead, we are seeing signs that a coal market rebound is possible in the second half of 2013,” added Eaves.  “At Arch, we are running our operations in a manner that will enable us to capitalize on the rebound as it occurs.  We are proactively responding to increased interest for Western Bituminous coal after several years of weakness.  We are also making progress in realigning our asset portfolio in Appalachia — and expect our competitive position to be further enhanced as the Leer longwall starts up in the third quarter of 2013.  In the Powder River Basin, we are continuing to focus on controlling costs as we manage our operations at significantly reduced production levels.”

Financial Items

In the fourth quarter of 2012, Arch recorded a non-cash impairment charge of $231 million related to the company’s goodwill and intangible assets, primarily due to the decline in benchmark metallurgical coal prices versus 2011.  These charges have no impact on Arch’s liquidity and cash flow from operations and do not impact the company’s ongoing business operations.  Arch also recorded a $58 million charge in the fourth quarter to reflect the rejection of a customer supply contract by the U.S. Bankruptcy Court and the assumption of the contract obligation by Arch.  Accordingly, Arch accrued for the full present value of the contract in 2012.

Also in the fourth quarter, Arch issued a $375 million senior unsecured note and an incremental $250 million secured term loan.  The company also maintains borrowing capacity under a $350 million revolving credit facility and a $250 million asset securitization program.  As of Dec. 31, 2012, Arch had total available liquidity of $1.4 billion, of which $1.0 billion was in cash and short-term interest-bearing securities.  Debt outstanding at the end of 2012, net of cash and investments, totaled $4.1 billion, and the company’s net debt-to-capital ratio was 59 percent.

“Arch proactively completed several financing initiatives last year that fortified our cash position, relaxed restrictive financial covenants until late 2015 and eliminated debt maturities until 2016,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “This strategy has provided Arch with ample financial flexibility to overcome market headwinds.”

Core Values

Arch maintained its leading position in the U.S. coal industry for safety performance and environmental compliance during 2012.  Arch’s 2012 lost-time safety rate was three times better than the national coal industry average, ranking the company first among its major diversified U.S. coal industry peers for the seventh consecutive year.  In addition, Arch received a total of 17 national and state safety awards and honors in 2012, including the prestigious Sentinels of Safety award.

Arch also excelled in environmental stewardship in 2012, earning a total of seven environmental awards at the national, state and regional levels for its efforts in reclaiming land and safeguarding wildlife.  Included among these honors, Arch became the first mining company to receive the Conservation Legacy Award from the National Museum of Forest Service History last year.  The company’s 2012 environmental compliance rate again ranked among the best of its major U.S. coal industry peers.  Furthermore, five of Arch’s operations and facilities attained A Perfect Zero — that is, operating with zero reportable injuries and zero environmental violations — during 2012.

“I’m extremely proud of our employees for remaining keenly focused on living our core values as well as garnering two dozen external awards and honors in 2012,” said Paul A. Lang, Arch’s executive vice president and chief operating officer.

Operational Results

“Arch continued to execute solid cost control — with fourth quarter 2012 consolidated cash costs declining versus the third quarter and reaching their lowest level of the year,” said Lang.  “In particular, our Western Bituminous Region finished 2012 with a record fourth quarter performance, which helped offset anticipated cost increases in the Powder River Basin.  For the full year, our operations met — and in some cases exceeded — our expectations, despite the challenging coal market environment that prevailed during 2012.”

	Arch Coal, Inc.
	4Q12	3Q12	FY12	FY11

Tons sold (in millions)	36.1	37.5	140.7	155.3
Average sales price per ton	$24.21	$25.57	$25.90	$25.34
Cash cost per ton	$19.44	$20.16	$20.49	$18.71
Cash margin per ton	$4.77	$5.41	$5.41	$6.63
Total operating cost per ton	$22.88	$23.50	$24.17	$21.68
Operating margin per ton	$1.33	$2.07	$1.73	$3.66

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Arch earned $4.77 per ton in consolidated cash margin in the fourth quarter of 2012 compared with $5.41 per ton in the third quarter.  Consolidated sales price per ton in the fourth quarter decreased 5 percent versus the third quarter, primarily reflecting lower prices on export and market-based domestic sales.  Consolidated cash costs per ton declined nearly 4 percent over the same time period, due to lower costs in several operating regions and a larger percentage of lower-cost tons in the company’s overall volume mix.

For full year 2012, Arch recorded a consolidated cash margin of $5.41 per ton versus $6.63 per ton in the prior year.  Sales volume in 2012 fell by nearly 15 million tons compared with 2011, as the company elected to reduce production and close mines in response to weak coal market conditions.  Consolidated sales price per ton rose slightly over the same time period, but was offset by an increase in per-ton cash costs due to operating at reduced volume levels.

	Powder River Basin
	4Q12	3Q12	FY12	FY11

Tons sold (in millions)	27.6	27.7	104.4	117.8
Average sales price per ton	$13.12	$13.79	$13.61	$13.62
Cash cost per ton	$11.58	$10.92	$11.19	$10.49
Cash margin per ton	$1.54	$2.87	$2.42	$3.13
Total operating cost per ton	$13.18	$12.51	$12.79	$11.95
Operating margin per ton	$(0.06)	$1.28	$0.82	$1.67

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, Arch recorded a cash margin of $1.54 per ton in the fourth quarter of 2012 compared with $2.87 per ton in the third quarter.  Fourth quarter sales price declined $0.67 per ton versus the third quarter, in part due to lower prices on export sales.  Cash costs increased $0.66 per ton over the same time period, mainly reflecting anticipated higher maintenance expense.

For full year 2012, Arch earned a cash margin of $2.42 per ton in the Powder River Basin versus $3.13 per ton in 2011.  While sales price per ton was flat in 2012 versus the prior year, sales volume declined 11 percent as the company idled equipment until coal market fundamentals improve.  Cash costs per ton increased 6.7 percent over the same time period, as the impact of operating at reduced volume levels was somewhat offset by successful efforts to control costs in the region.

	Appalachia
	4Q12	3Q12	FY12	FY11

Tons sold (in millions)	4.2	4.7	18.6	19.3
Average sales price per ton	$83.50	$83.84	$85.06	$87.12
Cash cost per ton	$70.23	$69.19	$69.46	$63.40
Cash margin per ton	$13.27	$14.65	$15.60	$23.72
Total operating cost per ton	$84.78	$82.41	$84.09	$73.97
Operating margin per ton	$(1.28)	$1.43	$0.97	$13.15

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, fourth quarter 2012 cash margin per ton decreased 9 percent compared with the third quarter.  Sales volumes in the fourth quarter fell nearly 11 percent versus the third quarter, as Arch elected to idle incremental higher-cost production at the Cumberland River and Vindex mining complexes.  Sales price per ton declined slightly over the same time period, due to lower pricing on thermal coal sales.  As anticipated, fourth quarter 2012 cash costs per ton increased slightly versus the third quarter, reflecting the company’s ongoing realignment of its portfolio in the region toward metallurgical assets.

For full year 2012, Arch earned a cash margin of $15.60 per ton in Appalachia versus $23.72 per ton in 2011.  Thermal sales volumes declined nearly 7 percent in 2012 compared with 2011, while metallurgical sales were flat at 7.5 million tons.  Sales price per ton decreased 2 percent over the same time period, driven by lower pricing on metallurgical sales.  Cash costs per ton in 2012 increased 9.5 percent versus 2011, due to the impact of lower volume levels and mine closures, as well as a larger percentage of metallurgical coal in the company’s regional volume mix.

	Western Bituminous Region
	4Q12	3Q12	FY12	FY11

Tons sold (in millions)	3.8	4.6	15.6	17.0
Average sales price per ton*	$37.37	$35.50	$35.67	$35.72
Cash cost per ton*	$18.69	$23.94	$22.20	$24.00
Cash margin per ton	$18.68	$11.56	$13.47	$11.72
Total operating cost per ton*	$23.15	$27.84	$26.80	$28.77
Operating margin per ton	$14.22	$7.66	$8.87	$6.95

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Western Bituminous Region, Arch earned a record cash margin of $18.68 per ton in the fourth quarter of 2012 versus $11.56 per ton in the third quarter.  Volumes in the fourth quarter declined moderately compared with the third quarter.  Of note, the longwall at Skyline resumed operation in late October, while the longwall at Dugout Canyon was idled after completing its final panel in the Gilson seam.  Sales price per ton increased 5 percent over the same time period, reflecting a favorable mix of customer shipments.  Cash costs per ton in the fourth quarter declined more than 20 percent, partially driven by incremental production from Dugout Canyon’s longwall when compared with the third quarter.

For full year 2012, cash margin per ton in the Western Bituminous Region improved 15 percent versus 2011.  Sales volumes in 2012 declined 8 percent year over year, while sales price per ton remained flat versus 2011.  Cash costs per ton declined 7.5 percent over the same time period, benefiting from solid cost control at the company’s operations in the region.

Market Trends

While coal markets remain under pressure, there are positive indications of a potential recovery in demand and pricing over the course of 2013.  Among them:

•                  In 2013, Arch expects U.S. power producers to increase output at coal-fueled power plants — as higher natural gas prices relative to last year make western U.S. coals an increasingly competitive resource for electricity generation.  Internal forecasts suggest U.S. coal consumption in 2013 will rise by as much as 50 million tons versus last year.

•                  Improved performance in China’s manufacturing sector, resilient steel utilization rates in North America and economic stabilization in eastern and, in some cases, western Europe all point to higher steel output, and stronger metallurgical coal demand, in 2013.  At the same time, global metallurgical production curtailments have reached nearly 35 million metric tonnes annualized.  These supply and demand trends should lead to better balance in metallurgical markets as the year progresses.

•                  Colder winter temperatures in major coal-burning regions of Asia, as well as coal’s competitive advantage versus other power generation fuels in Europe, should help support U.S. coal exports in 2013.  Seaborne coal demand remains strong, and the company continues to field interest from overseas customers for both metallurgical and thermal coals.  Arch believes 2013 U.S. coal exports should remain at elevated levels, albeit likely lower than in 2012.

•                  Continued rationalization of high-cost domestic supply, coupled with improved U.S. coal burn, will result in further liquidation of coal stockpiles at U.S. power generators in 2013.

According to government data, U.S. coal production declined nearly 80 million tons in 2012, with the rate of decline accelerating in the fourth quarter.  Production from Central Appalachia declined 36 million tons in 2012, and ended the year below 150 million tons.

“We are beginning to see signs of a recovery in coal markets after a very challenging 2012,” said Eaves. “Assuming normal weather trends prevail — and economic activity continues to accelerate — we see global coal supply and demand balancing over the course of 2013, setting the stage for improved market fundamentals.”

Company Outlook

Arch has established production targets for 2013, and expects sales from company-controlled operations of between 133 million and 144 million tons for the full year.  Included in this range are projected sales of 8 million to 9 million tons of metallurgical coal.  At expected volume levels, Arch is nearly 90 percent committed on thermal sales for 2013.  Given the below-capacity production levels set for 2013, Arch currently anticipates that cash costs per ton in each of its operating regions will be similar to 2012 levels.

“On the thermal side of our business, we have layered in some sales to run our mines efficiently in 2013, but have elected to continue operating at reduced volume levels at this time,” said Lang.  “We have also maintained some sales leverage where we believe opportunities will present themselves over the course of 2013.  On the metallurgical side, we have strong commitments from our North American customer base, and we have some of our higher-quality coals still available to capture potential upside in an improving seaborne marketplace.”

Capital expenditures totaled $395 million in 2012, which was $145 million less than in 2011 and $25 million less than the company’s projected spend.  For 2013, Arch expects capital spending to be at or below $350 million, which includes $100 million for the completion of the Leer metallurgical mine in Appalachia and $80 million for reserve additions.  The remaining capital expenditures will pertain to maintenance and efficiency projects.

“We expect 2013 to be a rebalancing year for global and domestic coal markets, and our current guidance range reflects this assumption,” said Eaves.  “Coal price increases are likely to follow what we expect will be improving coal supply and demand trends.  As such, we believe our performance in the second half of 2013 is likely to be stronger than in the first half.”

“Looking ahead, we will focus on what we can control — costs, capital spending and sales commitments,” added Eaves.  “While we can’t predict exactly when demand will accelerate, we are well positioned to deliver improved results when it does.  As market fundamentals strengthen, we expect a favorable impact on sales volumes and pricing in future periods.”

	2013		2014
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal		125 - 135
Met		8 - 9
Total		133 - 144

Powder River Basin
Committed, Priced	86.3	$13.37	51.1	$14.22
Committed, Unpriced	9.1		13.6
Average Cash Cost	$10.75 - $11.50

Western Bituminous
Committed, Priced	11.4	$38.74	7.4	$40.86
Committed, Unpriced	1.7		0.2
Average Cash Cost	$24.00 - $27.00

Appalachia
Committed, Priced Thermal	5.2	$64.72	1.7	$53.98
Committed, Unpriced Thermal	0.4		0.3
Committed, Priced Metallurgical	3.9	$93.37	—
Committed, Unpriced Metallurgical	0.2		—
Average Cash Cost	$66.00 - $72.00

Illinois Basin
Committed, Priced	2.1	$42.50	1.7	$42.33
Average Cash Cost	$34.00 - $36.00

Corporate (in $ millions)
D,D&A	$510 - $540
S,G&A	$130 - $140
Interest Expense	$360 - $370
Capital Expenditures	$330 - $360

A conference call regarding Arch Coal’s fourth quarter and full year 2012 financial results will be webcast live today at 11 a.m. Eastern time.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents.  Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation.  The company controls a 5.5-billion-ton reserve base of high-quality metallurgical and thermal coals, with access to all major railroads, inland waterways and a growing number of seaborne trade channels.  For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)

Revenues	$968,231	$1,228,756	$4,159,038	$4,285,895

Costs, expenses and other operating
Cost of sales	809,074	945,786	3,438,013	3,267,910
Depreciation, depletion and amortization	125,836	146,267	525,508	466,587
Amortization of acquired sales contracts, net	(2,628)	(16,577)	(25,189)	(22,069)
Change in fair value of coal derivatives and coal trading activities, net	13,237	(12,155)	(16,590)	(2,907)
Selling, general and administrative expenses	34,994	26,307	134,299	119,056
Contract settlement resulting from Patriot Coal bankruptcy	58,335	—	58,335	—
Legal contingencies	—	—	(79,532)	—
Mine closure and asset impairment costs	—	—	523,568	7,316
Goodwill and other intangible asset impairment	230,632	—	346,423	—
Acquisition and transition costs	—	1,316	—	47,360
Other operating income, net	(18,604)	(1,916)	(64,209)	(10,934)
	1,250,876	1,089,028	4,840,626	3,872,319

Income (loss) from operations	(282,645)	139,728	(681,588)	413,576

Interest expense, net:
Interest expense	(88,416)	(75,663)	(317,626)	(230,186)
Interest and investment income	1,910	968	5,478	3,309
	(86,506)	(74,695)	(312,148)	(226,877)
Other nonoperating expenses
Net loss resulting from early retirement and refinancing of debt	(4,626)	—	(23,668)	(1,958)
Bridge financing costs related to ICG	—	—	—	(49,490)
	(4,626)	—	(23,668)	(51,448)
Income (loss) before income taxes	(373,777)	65,033	(1,017,404)	135,251
Benefit from income taxes	(78,354)	(6,182)	(333,717)	(7,589)
Net income (loss)	(295,423)	71,215	(683,687)	142,840
Less: Net income attributable to noncontrolling interest	—	(335)	(268)	(1,157)
Net income (loss) attributable to Arch Coal, Inc.	$(295,423)	$70,880	$(683,955)	$141,683

Earnings (loss) per common share
Basic earnings (loss) per common share	$(1.39)	$0.34	$(3.24)	$0.75
Diluted earnings (loss) per common share	$(1.39)	$0.33	$(3.24)	$0.74

Weighted average shares outstanding
Basic	212,048	211,416	211,381	190,086
Diluted	212,048	211,840	211,381	190,905

Dividends declared per common share	$0.03	$0.11	$0.20	$0.43

Adjusted EBITDA (A)	$71,195	$270,399	$688,454	$921,138

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$784,622	$138,149
Restricted cash	3,453	10,322
Short term investments	234,305	—
Trade accounts receivable	247,539	380,595
Other receivables	84,541	88,584
Inventories	365,424	377,490
Prepaid royalties	11,416	21,944
Deferred income taxes	67,360	42,051
Coal derivative assets	22,975	13,335
Other	92,469	110,304
Total current assets	1,914,104	1,182,774

Property, plant and equipment, net	7,337,098	7,949,150

Other assets
Prepaid royalties	87,773	86,626
Goodwill	265,423	596,103
Equity investments	242,215	225,605
Other	160,164	173,701
Total other assets	755,575	1,082,035
Total assets	$10,006,777	$10,213,959

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$224,418	$383,782
Coal derivative liabilities	1,737	7,828
Accrued expenses and other current liabilities	318,018	348,207
Current maturities of debt and short-term borrowings	32,896	280,851
Total current liabilities	577,069	1,020,668
Long-term debt	5,085,879	3,762,297
Asset retirement obligations	409,705	446,784
Accrued pension benefits	67,630	48,244
Accrued postretirement benefits other than pension	45,086	42,309
Accrued workers’ compensation	81,629	71,948
Deferred income taxes	664,182	976,753
Other noncurrent liabilities	221,030	255,382
Total liabilities	7,152,210	6,624,385

Redeemable noncontrolling interest	—	11,534

Stockholders’ Equity
Common stock	2,141	2,136
Paid-in capital	3,026,823	3,015,349
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings (accumulated deficit)	(104,042)	622,353
Accumulated other comprehensive loss	(16,507)	(7,950)
Total stockholders’ equity	2,854,567	3,578,040
Total liabilities and stockholders’ equity	$10,006,777	$10,213,959

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	December 31,
	2012	2011
	(Unaudited)
Operating activities
Net income (loss)	$(683,687)	$142,840
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	525,508	466,587
Amortization of acquired sales contracts, net	(25,189)	(22,069)
Noncash mine closure and asset impairment costs	515,491	7,316
Goodwill and other intangible asset impairment	330,680	—
Amortization relating to financing activities	20,238	14,067
Net loss resulting from early retirement of debt and refinancing activities	23,668	1,958
Bridge financing costs related to ICG	—	49,490
Prepaid royalties expensed	22,650	34,842
Employee stock-based compensation expense	11,822	10,882

Changes in:
Receivables	113,531	(74,914)
Inventories	9,468	(50,900)
Coal derivative assets and liabilities	(13,158)	6,079
Accounts payable, accrued expenses and other current liabilities	(171,580)	52,191
Income taxes, net	27,545	(21,759)
Deferred income taxes	(336,036)	10,519
Asset retirement obligations	(42,531)	3,868
Other	4,384	11,245

Cash provided by operating activities	332,804	642,242

Investing activities
Acquisition of businesses, net of cash acquired	—	(2,894,339)
Capital expenditures	(395,225)	(540,936)
Additions to prepaid royalties	(13,269)	(29,957)
Proceeds from dispositions of property, plant and equipment	22,825	25,887
Purchases of short term investments	(236,862)	—
Proceeds from sales of short term investments	1,754	—
Investments in and advances to affiliates	(17,758)	(61,909)
Purchase of noncontrolling interest	(17,500)	—
Change in restricted cash	6,869	5,167
Consideration paid related to prior business acquisitions	—	(829)
Cash used in investing activities	(649,166)	(3,496,916)

Financing activities
Proceeds from the issuance of senior notes	359,753	2,000,000
Proceeds from term note	1,633,500	—
Proceeds from the issuance of common stock, net	—	1,267,933
Payments to retire debt	(452,934)	(605,178)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(481,300)	424,396
Payments on term note	(7,625)	—
Net payments on other debt	(682)	5,334
Debt financing costs	(50,568)	(114,823)
Dividends paid	(42,440)	(80,748)
Issuance of common stock under incentive plans	5,131	2,316

Cash provided by financing activities	962,835	2,899,230

Increase in cash and cash equivalents	646,473	44,556
Cash and cash equivalents, beginning of period	138,149	93,593

Cash and cash equivalents, end of period	$784,622	$138,149

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,
	2012	2011
	(Unaudited)

Indebtedness to banks under credit facilities	$—	$481,300
Term loan ($1.6 billion face value) due 2018	1,627,383	—
6.75% senior notes ($450.0 million face value) due 2013	—	450,971
8.75% senior notes ($600.0 million face value) due 2016	590,999	588,974
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	360,042	—
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	40,349	21,903
	5,118,773	4,043,148
Less: current maturities of debt and short-term borrowings	32,896	280,851
Long-term debt	$5,085,877	$3,762,297

Calculation of net debt
Total debt	$5,118,773	$4,043,148
Less liquid assets
Cash and cash equivalents	784,622	138,149
Short term investments	234,305	—
	1,018,927	138,149
Net debt	$4,099,846	$3,904,999

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.  Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
Net income (loss)	$(295,423)	$71,215	$(683,687)	$142,840
Income tax benefit	(78,354)	(6,182)	(333,717)	(7,589)
Interest expense, net	86,506	74,695	312,148	226,877
Depreciation, depletion and amortization	125,836	146,267	525,508	466,587
Amortization of acquired sales contracts, net	(2,628)	(16,577)	(25,189)	(22,069)
Mine closure and asset impairment costs	—	—	523,568	7,316
Goodwill and other intangible asset impairment	230,632	—	346,423	—
Acquisition and transition costs	—	1,316	—	56,885
Other nonoperating expenses	4,626	—	23,668	51,448
Net income attributable to noncontrolling interest	—	(335)	(268)	(1,157)

Adjusted EBITDA	$71,195	$270,399	$688,454	$921,138

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)
Net income (loss) attributable to Arch Coal	$(295,423)	$70,880	$(683,955)	$141,683

Amortization of acquired sales contracts, net	(2,628)	(16,577)	(25,189)	(22,069)
Mine closure and asset impairment costs	—	—	523,568	7,316
Goodwill and other intangible asset impairment	230,632	—	346,423	—
Acquisition and transition costs	—	1,316	—	56,885
Other nonoperating expenses	4,626	—	23,668	51,448
Tax impact of adjustments	(25,905)	5,890	(261,166)	(30,063)

Adjusted net income (loss) attributable to Arch Coal	$(88,698)	$61,509	$(76,651)	$205,200
Diluted weighted average shares outstanding	212,048	211,840	211,381	190,905

Diluted earnings (loss) per share	$(1.39)	$0.33	$(3.24)	$0.74

Amortization of acquired sales contracts, net	(0.01)	(0.08)	(0.12)	(0.12)
Mine closure and asset impairment costs	—	—	2.48	0.04
Goodwill and other intangible asset impairment	1.09	—	1.64	—
Acquisition and transition costs	—	0.01	—	0.30
Other nonoperating expenses	0.02	—	0.11	0.27
Tax impact of adjustments	(0.13)	0.03	(1.23)	(0.16)
Adjusted diluted earnings (loss) per share	$(0.42)	$0.29	$(0.36)	$1.07